UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2016

Hines Global REIT, Inc.
__________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53964	26-3999995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

New Estimated Per Share Net Asset Value

In order to assist broker-dealers that participated in the public offerings of Hines Global REIT, Inc. (the “Company”) in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340, on February 22, 2016, the Company’s board of directors determined a new estimated per share net asset value (“NAV”) of the Company’s common stock of $10.24 as of December 31, 2015. This new estimated per share NAV represents an 8% increase over the previously determined estimated per share NAV of $9.44 as of December 31, 2014. The new estimated per share NAV was determined utilizing the guidelines established by Investment Program Association Practice Guideline 2013-01 - “Valuation of Publicly Registered, Non-Listed REITs” issued April 29, 2013, except that it includes the estimate of closing costs that the Company would expect to incur related to a future potential liquidity event. See below for a description of how the new estimated per share NAV was determined. It is currently anticipated that the estimated per share NAV will next be determined in 2017.

Methodology

The Company engaged Cushman & Wakefield, Inc., or Cushman, a division of which is an independent third party real estate advisory and consulting firm, to provide, or cause its subsidiaries to provide, appraised values of the Company’s domestic real estate property investments as of December 31, 2015. These appraisals were performed in accordance with Uniform Standards of Professional Appraisal Practice. Cushman has extensive experience in conducting appraisals and valuations on real properties and each of the Company’s appraisals was prepared by personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute, or MAI, designation.

Additionally, the Company engaged Knight Frank, LLP, or Knight Frank, an independent third party real estate advisory and consulting services firm, to provide appraised values of the Company’s international real estate investments as of December 31, 2015. These appraisals were performed in accordance with the professional standards as published by the Royal Institution of Chartered Surveyors, with the exception of the Company’s Australian real estate property investments, in which case the appraisals were performed in accordance with the Australian Property Institute and the International Valuation Standards.

The Company also engaged Jones Lang LaSalle, an independent third party real estate advisory and consulting services firm, to perform valuations of the Company’s debt obligations as of December 31, 2015.

In establishing the estimated per share NAV of $10.24, in addition to using the appraised values of the Company’s real estate property investments and values of the Company’s debt obligations, the Company’s board of directors also included in its determination the values of other assets and liabilities such as cash, tenant and loan receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities, all of which were valued at cost and an estimate of closing costs that the Company would expect to incur in relation to a future potential liquidity event. No liquidity discounts or discounts relating to the fact that the Company is externally managed were applied to the estimated per share NAV and no attempt was made to value the Company as an enterprise. Additionally, the estimated per share NAV was reduced by the value of noncontrolling interests owned by other parties in real estate investments that are not wholly-owned by the Company, including the Brindleyplace Project, @1377, WaterWall Place, Aviva Coral Gables, and the Flagship Capital Joint Venture.

Additionally, the Company engaged Cushman to assess the reasonableness of the Company’s new estimated per share NAV. In doing so, Cushman utilized their appraised values as described above, the appraised values provided by Knight Frank, the valuations of the Company’s debt obligations provided by Jones Lang LaSalle and information provided by management regarding balances of cash, tenant and loan receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities and an estimate of closing costs that the Company would expect to incur in relation to a future potential liquidity event. Cushman concluded that the new estimated per share NAV determined by the Company’s board of directors was reasonable.

The aggregate appraised value of the Company’s real estate property investments as of December 31, 2015 was $5.5 billion, including amounts attributable to noncontrolling interests, which represents a 6.5% net increase when compared to the previously determined appraised value of the Company’s assets as of December 31, 2014 (including adjustments for properties acquired during 2015 and the effect of properties disposed of during 2015).  This 6.5% net increase resulted from 9.9% appreciation in the aggregate appraised values of the Company’s real estate property investments offset by 3.4% dilution resulting from the devaluation of foreign currencies against the U.S. dollar.

The aggregate appraised value of the Company’s real estate property investments as of December 31, 2015 also represented a 14.6% increase compared to the net purchase price of the real estate property investments of $4.8 billion, excluding closing costs, transaction fees and additional capital investments since acquisition. The table below sets forth the calculation of the Company’s estimated per share NAV as of December 31, 2015 and the Company’s previous estimated per share NAV as of December 31, 2014 and 2013:

	December 31, 2015		December 31, 2014		December 31, 2013
	Gross Amount (in millions)	Per Share	Gross Amount (in millions)	Per Share	Gross Amount (in millions)	Per Share
Real estate property investments	$5,468	$19.92	$4,650	$17.18	$4,001	$16.04
Other assets	251	0.91	288	1.07	402	1.61
Debt obligations and other liabilities	(2,678)	(9.75)	(2,290)	(8.46)	(2,123)	(8.51)
Noncontrolling interests	(124)	(0.45)	(94)	(0.35)	(61)	(0.24)
Net Asset Value before closing costs	$2,917	$10.63	$2,554	$9.44	$2,219	$8.90
Estimated closing costs	(107)	(0.39)	—	—	—	—
Estimated NAV	$2,810	$10.24	$2,554	$9.44	$2,219	$8.90
Shares outstanding	274		271		249

The Company’s board of directors determined the estimated per share NAV by (i) utilizing the appraised values of the Company’s real estate property investments of $5.5 billion and adding the Company’s other assets comprised of the Company’s cash, tenant and other receivables, loans receivable and other assets of $251 million, (ii) subtracting the values of the Company’s debt obligations and other liabilities comprised of the Company’s accounts payable and accrued expenses, due to affiliates, distributions payable and other liabilities of $2.7 billion, as well as amounts related to noncontrolling interests of $124 million, (iii) subtracting an estimate of closing costs that the Company would expect to incur in relation to a future potential liquidity event of $107 million, and (iv) dividing the total by the Company’s common shares outstanding as of December 31, 2015 of 274 million, resulting in an estimated per share NAV of $10.24.

The primary drivers of the change in the estimated per share NAV from $9.44 in December 2014 to $10.24 in December 2015 are as follows:

•	$1.60 per share net increase in the aggregate value of the Company’s real estate investments, which represents a 9.9% net increase in value;

•	$0.26 per share reduction resulting from the effect of devaluation of the Euro, Australian dollar and British pound against the U.S. dollar;

•	$0.39 of estimated closing costs that the Company would expect to incur in relation to a future potential liquidity event; and

•	$0.18 per share reduction resulting from capital expenditures primarily related to leasing capital at the Company’s properties.

Other than with respect to the appraised values of the Company’s real estate property investments and values of the Company’s debt obligations, the values of the assets and liabilities described above were determined based on their cost as of December 31, 2015 and included certain pro forma adjustments primarily related to estimated closing costs that the Company would expect to incur in relation to a future potential liquidity event. As the Company gets closer to consideration of a potential liquidity event, management and the Company’s board of directors thought it appropriate to include an estimate of the closing costs, including fees, that the Company would expect to incur related to a potential liquidity event.  However, there can be no assurances of the time frame in which the Company would execute any potential liquidity event or that the closing costs related to a potential liquidity event would be incurred in the amount estimated by the Company. No other adjustments were made related to the period from January 1, 2016 through February 22, 2016 because the Company did not believe they would have a material effect on its estimated per share NAV. Additionally, the calculation of the estimated per share NAV excluded certain items on the Company’s unaudited consolidated balance sheet that were determined to have no future value or economic impact on the valuation. Examples include receivables related to straight-line rental revenue and costs incurred to put debt in place. Other items were excluded because they were already considered elsewhere in the valuation. Examples include intangible lease assets and liabilities related to the Company’s real estate property investments and costs incurred for capital expenditures that were included in the appraised values of the Company’s real estate property investments and the fair values of interest rate swaps and caps, as they were included in the valuation of the Company’s debt.

The appraised values provided by Cushman and Knight Frank described above were determined primarily by using methodologies that are commonly used in the commercial real estate industry. For the Company’s domestic real estate property investments, these methodologies included discounted cash flow analyses and reviews of current, historical and projected capitalization rates for properties comparable to those owned by the Company and assume a 10-12 year holding period. Additionally, the multifamily development project appraisals included assumptions regarding projected stabilization. For the Company’s international real estate investments, these methodologies included cash flow analyses and going-in capitalization rates for properties comparable to those owned by the Company. The tables below summarize the key assumptions that were used in the valuations of the Company’s real estate property investments.

	Range	Weighted Average
Domestic Real Estate Property Investments
Office/Industrial/Mixed-use/Retail
Exit capitalization rate	5.00% - 7.50%	6.04%
Discount rate/internal rate of return	6.00% - 8.50%	6.86%
Multi-Family
Exit capitalization rate	4.75% - 5.00%	4.90%
Discount rate/internal rate of return	6.00% - 6.50%	6.30%
International Real Estate Property Investments
Office/Industrial/Mixed-use
Going-in capitalization rate	4.63% - 13.78%	6.26%

Limitations of the Estimated per share NAV

As with any valuation methodology, the methodology used to determine the estimated per share NAV was based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive an estimated per share NAV that could be significantly different from the estimated per share NAV determined by the Company’s board of directors. While the Company’s board of directors believes that the assumptions used in determining the appraised values of the Company’s real estate property investments are reasonable, a change in these assumptions would impact the calculation of such values. For example, assuming all other factors remained unchanged, an increase in the average discount rate of 25 basis points would yield a decrease in the appraised values of the Company’s domestic real estate property investments of 1.7%, while a decrease in the average discount rate of 25 basis points would yield an increase in the appraised values of the Company’s domestic real estate property investments of 2.2%. Likewise, an increase in the average exit capitalization rate of 25 basis points would yield a decrease in the appraised values of the Company’s domestic real estate property investments of 2.4%, while a decrease in the average exit capitalization rate of 25 basis points would yield an increase in the appraised values of the Company’s domestic real estate property investments of 2.9%. Additionally, an increase in the average going-in capitalization rate of 25 basis points would yield a decrease in the appraised values of the Company’s international real estate property investments of 4.2%, while a decrease in the average going-in capitalization rate of 25 basis points would yield an increase in the appraised values of the Company’s international real estate property investments of 4.8%.

The estimated per share NAV determined by the Company’s board of directors does not represent the fair value of the Company’s assets less liabilities in accordance with U.S. generally accepted accounting principles, and such estimated per share NAV is not a representation, warranty or guarantee that (i) a stockholder would be able to realize an amount equal to the estimated per share NAV if such stockholder attempts to sell the his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the estimated per share NAV upon the Company’s liquidation or sale; (iii) shares of the Company’s common stock would trade at the estimated per share NAV on a national securities exchange; (iv) a third party would offer the estimated per share NAV in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock; or (v) the methodologies used to determine the estimated per share NAV would be acceptable to FINRA. Additionally, the estimated per share NAV is not a statement of the Company’s net asset value per share. In addition, the Company can make no claim as to whether the estimated value will or will not satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code that are investing in the Company’s shares.

Further, the estimated per share NAV was calculated as of a moment in time, and, although the value of shares of the Company’s common stock will fluctuate over time as a result of, among other things, developments related to individual assets, purchases and sales of additional assets and the payment of fees and closing costs in connection therewith, changes in the real estate and capital markets, the distribution of sales proceeds to the Company’s stockholders (if any) and changes in corporate policies such as the Company’s distribution level relative to earnings, the Company does not undertake to update the estimated per share NAV on a regular basis. As a result, stockholders should not rely on the estimated per share NAV as an accurate measure of the then-current value of shares of the Company’s common stock in making a decision to buy or sell shares of the Company’s common stock, including whether to reinvest distributions by participating in the Company’s distribution reinvestment plan and whether to request redemption under the Company’s share redemption program.

Share Purchase Price for Distribution Reinvestment Plan

Per the terms of the Company’s distribution reinvestment plan, participants in the Company’s distribution reinvestment plan will acquire shares at a price equal to the new estimated per share NAV of $10.24, rather than at the previous price of $9.44, beginning with the distributions to be paid for February 2016, which are expected to be aggregated and paid on March 1, 2016.

Share Redemption Program

In accordance with the Company’s current share redemption program, shares that are redeemed will be redeemed at the following prices, unless such shares are redeemed in connection with the death or disability of a stockholder, as described below: (i) the lower of 92.5% of the estimated per share NAV most recently announced by the Company in a public filing with the Securities and Exchange Commission (“SEC”) as of the applicable date of the redemption (the “Most Recent NAV”) or 92.5% of the price paid to acquire the shares from the Company (the “Purchase Price”) for stockholders who have held their shares continuously for at least one year; (ii) the lower of 95.0% of the Most Recent NAV or 95.0% of the Purchase Price for stockholders who have held their shares continuously for at least two years; (iii) the lower of 97.5% of the Most Recent NAV or 97.5% of the Purchase Price for stockholders who have held their shares continuously for at least three years; and (iv) the lower of 100% of the Most Recent NAV or 100% of the Purchase Price for stockholders who have held their shares continuously for at least four years; provided that in each case, the redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations or similar actions with respect to the Company’s common stock. As described above, the Most Recent NAV is currently $10.24. In addition, the Company’s board of directors, in its sole discretion, may determine at any time to amend the share redemption program to redeem shares at a price that is higher or lower than the price paid for the shares by the redeeming stockholder. Shares that are redeemed in connection with the death or disability of a stockholder will be redeemed at a price equal to the price paid to acquire such shares from the Company. The Company’s board of directors may terminate, suspend or amend the share redemption program at any time upon 30 days’ notice without stockholder approval. Any such notice will be made via a Current Report on Form 8-K filed with the SEC at least 30 days prior to the effective date of the termination, suspension or amendment. See the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2015 for a complete description of the terms of the Company’s current share redemption program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Consent of Independent Valuer, Cushman & Wakefield, Inc.
99.2	Consent of Independent Valuer, Knight Frank, LLP
99.3	Consent of Independent Valuer, Jones Lang LaSalle

Forward-Looking Statements

This Current Report on Form 8-K, including the exhibits filed or furnished herewith, contains forward-looking statements (including, without limitation, statements concerning the estimated per share NAV, assumptions made in determining the estimated per share NAV, future redemptions of shares and future reinvestments of cash distributions) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to maintain occupancy levels and lease rates at its properties, the Company’s ability to repay or successfully refinance its debt obligations, the future operating performance of the Company’s investments, the Company’s estimate of closing costs that the Company would expect to incur in relation to a future potential liquidity event, the level of participation in the Company’s distribution reinvestment plan, and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended or supplemented by the Company’s other filings with the SEC. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. Stockholders are cautioned not to place undue reliance on any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT, Inc.

February 23, 2016	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Accounting Officer and Treasurer

Exhibit Index

99.1	Consent of Independent Valuer, Cushman & Wakefield, Inc.
99.2	Consent of Independent Valuer, Knight Frank, LLP
99.3	Consent of Independent Valuer, Jones Lang LaSalle